UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	September 2, 2021
INTEGER HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	1-16137	16-1531026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5830 Granite Parkway,	Suite 1150	Plano,	Texas	75024
(Address of principal executive offices)				(Zip Code)
(214) 618-5243
Registrant’s telephone number, including area code
_____________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ITGR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                            Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On September 2, 2021, Integer Holdings Corporation (the “Company”) and the Company’s subsidiary, Greatbatch Ltd. (the “Borrower”), entered into a new credit agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders and agents party thereto from time to time. The Credit Agreement permits borrowings and other extensions of credit in an initial aggregate principal amount of up to $1 billion (as may be increased from time to time in accordance with the terms thereof) and consists of a five-year $400 million revolving credit facility (the “Revolving Credit Facility”), a five-year $250 million “term A” loan (the “TLA Facility”) and a seven-year $350 million “term B” loan (the “TLB Facility” and, together with the TLA Facility, the “Term Loan Facilities”).
Proceeds borrowed under the Credit Agreement on the closing date were used to terminate and repay in full all amounts due under that certain Credit Agreement, dated as of October 27, 2015 (the “Existing Credit Agreement”), by and among the Company, the Borrower, the lenders from time to time party thereto and Manufacturers and Traders Trust Company, as administrative agent.
The Credit Agreement contains customary terms and conditions, including representations and warranties and affirmative and negative covenants, as well as financial covenants for the benefit of the lenders under the Revolving Credit Facility and the TLA Facility, which require that (i) the Company maintain a consolidated total net leverage ratio not to exceed 5.50:1.00 (stepping down to 5.00:1.00 after eight fiscal quarters and subject to increase in certain circumstances following certain qualified acquisitions) and (ii) the Company maintain a consolidated interest coverage ratio of at least 2.50:1.00.
Loans under the Revolving Credit Facility and the Term Loan Facilities will bear interest based on a fluctuating rate measured by reference, at the Borrower’s option, to either (i) a base rate or (ii) LIBOR (or an applicable benchmark replacement), in each case plus an applicable margin. The applicable margin for loans under the Revolving Credit Facility and the TLA Facility is determined by reference to the then-current consolidated total net leverage ratio and initially will be 0.75% for base rate loans and 1.75% for LIBOR loans. The applicable margin for loans under the TLB Facility will be 1.50% for base rate loans and 2.50% for LIBOR loans, subject to a LIBOR floor of 0.50%. The Borrower will incur a quarterly commitment fee on the average daily unused portion of the Revolving Credit Facility during the applicable quarter at a per annum rate also determined by reference to the Company’s then-current consolidated total net leverage ratio. The initial commitment fee is 0.20% per annum.
The obligations under the Credit Agreement are guaranteed by certain specified subsidiaries of the Company and the Borrower. Among other things, the Credit Agreement contains covenants that restrict the Company’s and certain of its subsidiaries’ ability to incur liens on certain assets, incur indebtedness, make material changes in corporate structure or materially alter the nature of its business, dispose of material assets, engage in mergers, consolidations and certain other fundamental changes, or engage in certain transactions with affiliates. The Credit Agreement contains customary default provisions, including, but not limited to, failure to pay interest or principal when due and failure to comply with covenants.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
Item 1.02. Termination of a Material Definitive Agreement.
On September 2, 2021, concurrently with the closing of the Credit Agreement described above in Item 1.01, the Borrower terminated the Existing Credit Agreement and repaid all outstanding borrowings thereunder in full.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description of Exhibit
10.1
Credit Agreement, dated as of September 2, 2021, among Integer Holdings Corporation, Greatbatch Ltd., Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders parties thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	September 2, 2021	INTEGER HOLDINGS CORPORATION

		By:	/s/ Jason K. Garland
Jason K. Garland
Executive Vice President and
Chief Financial Officer